Exhibit 99.1

Empire Resorts and Entertainment Properties Trust Announce Concord Resort Development

Milestone

Companies Sign Option To Lease Agreement

MONTICELLO, NY. (BUSINESS WIRE) — Dec. 22, 2011— Empire Resorts, Inc. (NASDAQ-GM: NYNYD) (“Empire”) and Entertainment Properties Trust (NYSE:EPR) (“EPR”) today announced that subsidiaries of the companies have finalized terms of an option agreement, whereby Empire’s subsidiary, Monticello Raceway Management, Inc. (“MRMI”) has the right to lease a parcel of land owned by EPR’s subsidiary, EPT Concord, II, LLC (“EPT Concord”) for future development of a new regional destination casino resort, hotel and harness racetrack at the site of the former Concord Resort. MRMI has made a payment in the amount of $750,000 to EPT Concord in consideration for the granting of this option.

The option agreement defines the land parcel to be leased by MRMI and the economic terms of the lease, which the parties expect to execute after site plan approvals are obtained from local authorities and other conditions are met in the summer of 2012. The proposed development is a central component of a comprehensive master plan which is being developed by Hart Howerton as Master Planner for the development. The larger project is expected to include the casino resort, hotel and racetrack, as well as a golf course, specialty lodging, complementary retail, and other entertainment and recreational uses, along with new residential communities.

A Master Development Agreement will be finalized during the first half of 2012.

David Brain, President and CEO of EPR commented, “We are excited to share this news as it demonstrates meaningful progress in Sullivan County and is an important step toward realizing our vision for the Concord Resort.”

Emanuel Pearlman, Chairman of the Board of Directors of Empire and MRMI concluded, “This is an important milestone that brings us closer to the creation of over a thousand well-paying jobs at the Concord Resort property. We are very pleased to be associated with the management team at Entertainment Properties Trust. Our respective companies expect at least a $600 million investment in the initial phase and share a passionate commitment to deliver a comprehensive resort development of which Sullivan County and the State of New York will be proud.”

About Empire Resorts, Inc.

Empire owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness horse racing track and casino located in Monticello, New York and 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

About Entertainment Properties Trust

Entertainment Properties Trust (NYSE:EPR) is a specialty real estate investment trust (REIT) that invests in properties in select categories which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $2.9 billion and include megaplex movie theatres and adjacent retail, public charter schools, and other destination recreational and specialty investments. We adhere to rigorous underwriting and investing criteria, centered on key industry and property level cash flow criteria. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com or from Brian Moriarty at 888-EPR-REIT.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year, as amended, as well as the companies’ Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

Source: Empire Resorts, Inc.

Empire Resorts, Inc.

Investor Relations

Charles A. Degliomini, 845-807-0001

Executive Vice President

cdegliomini@empireresorts.com